Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

	Media Contact:	Lauren C. Steele
VP — Corporate Affairs
704-557-4551

	Investor Contact:	James E. Harris
Senior VP — CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 8, 2008	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
2008 Second Quarter and First Half Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $15.2 million, or basic net income per share of $1.66, in the second quarter of 2008 compared to net income of $11.7 million, or basic net income per share of $1.28, in the second quarter of 2007. For the first six months of 2008, the Company earned $10.8 million, or basic net income per share of $1.18, compared to net income of $16.3 million, or basic net income per share of $1.79, for the first six months of 2007. The first half 2007 results include after-tax costs of $1.5 million, or basic net income per share of $.16, related to a simplification of the Company’s operating management structure and reduction in workforce.
J. Frank Harrison, III, Chairman and CEO, said, “We are pleased with these second quarter financial results, especially considering the difficult cost and economic environment. While commodity costs continue to be extremely challenging, we have been able to offset some of these increased costs with a combination of operating expense reductions and price increases. We are intensely focused on maintaining gross margin and streamlining operations in order to improve our operating results. I commend our employees for their steadfast commitment during these tough economic times.”
William B. Elmore, President and COO, added, “We have implemented a plan of continuous improvement and are challenging our entire organization and leaders to find new and better ways to execute our business plan. In the face of continued extraordinary raw material cost increases, we are working diligently to redesign our brand/package/channel pricing architecture as this is the key driver of both revenue and gross margin. The second half of 2008 will continue to be a very challenging operating environment with the sluggish economy and increased commodity costs although we do expect substantial savings from our recently announced restructuring plan as we enter the second half of 2008.”

The Company anticipates the restructuring plan to be completed by the end of the third quarter and estimates incurring a related expense of approximately $4 million to $5 million. In addition, the Company has reached a tentative agreement with striking employees in Mobile, Alabama, represented by the Teamsters, and these employees have returned to work. The agreement allows the Company to fix its liability to the Central States, Southeast and Southwest Areas Pension Fund, a multi-employer pension fund, while preserving pension benefits previously earned by the employees. As a result, the Company anticipates recording a charge of approximately $13 million to $15 million in the third quarter of 2008. In addition, the Company will make future contributions on behalf of these employees to the Southern States Savings and Retirement Plan, a multi-employer defined contribution plan.
J. Frank Harrison, III summarized, “We continue to be faithful to the mission and values of our Company, which have provided a strong foundation for many years. Difficult times, such as the current operating environment, make us work smarter and more efficiently and I believe we continue to position ourselves for long-term success.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our expectation regarding the operating environment, economy and increased commodity costs in the second half of 2008, expectation of substantial savings in the second half of 2008 from our recently announced restructuring plan, anticipation of the restructuring plan to be completed by the end of the third quarter and incurring a related expense of approximately $4 million to $5 million, anticipation of recording a charge in the range of $13 million to $15 million in the third quarter of 2008 as a result of fixing our liability with the Central States, Southeast and Southwest Areas Pension Fund, and beliefs regarding our work to position ourselves for long-term success.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2007 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2008	2007	2008	2007

Net sales	$396,003	$390,443	$733,677	$727,999

Cost of sales	224,123	221,153	421,879	407,218

Gross margin	171,880	169,290	311,798	320,781
Selling, delivery and administrative expenses	135,673	136,796	271,916	267,738

Income from operations	36,207	32,494	39,882	53,043

Interest expense	9,949	12,294	20,383	24,512
Minority interest	1,360	1,169	1,021	1,850

Income before income taxes	24,898	19,031	18,478	26,681
Income taxes	9,743	7,340	7,658	10,339

Net income	$15,155	$11,691	$10,820	$16,342

Basic net income per share:
Common Stock	$1.66	$1.28	$1.18	$1.79

Weighted average number of Common Stock shares outstanding	6,644	6,644	6,644	6,643

Class B Common Stock	$1.66	$1.28	$1.18	$1.79

Weighted average number of Class B Common Stock shares outstanding	2,500	2,480	2,500	2,480

Diluted net income per share:
Common Stock	$1.65	$1.28	$1.18	$1.79

Weighted average number of Common Stock shares outstanding — assuming dilution	9,164	9,143	9,157	9,137

Class B Common Stock	$1.65	$1.28	$1.18	$1.79

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,520	2,500	2,513	2,494